UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)*

                           ENCORE ACQUISITION COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29255W100
                                    ---------
                                 (CUSIP Number)

                                 March 12, 2004
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [X]   Rule 13d-1(c)
            [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
CUSIP No. 29255W100                   13G             Page  2  of  10  Pages
          ---------                                        ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg, Pincus Equity Partners, L.P.

       13-3986317
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       5,419,947
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   5,419,947
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,419,947
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.83%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No. 29255W100                   13G             Page  3  of  10  Pages
          ---------                                        ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg Pincus & Co.

       13-6358475
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       5,419,947
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   5,419,947
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,419,947
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.83%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No. 29255W100                   13G             Page  4  of  10  Pages
          ---------                                        ---    ----
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Warburg Pincus LLC

       13-4069737
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       5,419,947
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   5,419,947
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,419,947
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       17.83%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)               Name of Issuer:
                        --------------

                        Encore Acquisition Company

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        777 Main Street, Suite 1400 Fort Worth, TX 76102

Items 2(a)

                        Name of Person Filing; Address of Principal Business
                        ----------------------------------------------------
                        Office:
                        ------

Filed by and on behalf of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, ("WPEP"); Warburg Pincus & Co., a New York general partnership ("WP"), which is the general partner of WPEP; and Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPEP. The members of WP LLC are substantially the same as the partners of WP.

Item 2(b)

                        Address of Principal Business Office or, if None,
                        -------------------------------------------------
                        Residence
                        ---------

The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017

Item 2(c)               Citizenship:
                        -----------

                        WPEP is a Delaware limited partnership, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d)               Title of Class of Securities:
                        ----------------------------

                        Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)               CUSIP Number:
                        ------------

                        29255W100

Item 3                  If this statement is filed pursuant to
                        --------------------------------------
                        ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check
                        -------------------------------------------------
                        whether the person is filing as a:
                        ---------------------------------

                        Not Applicable

Item 4.                 Ownership:
                        ---------

                        Warburg, Pincus Equity Partners, L.P.
                        -------------------------------------

                        (a) Amount beneficially owned: 5,419,947 shares of Common Stock, as of March 12, 2004.

                        (b)  Percent of Class: 17.83%

                        (c)  (i)   Sole power to vote or direct the vote: -0-

                             (ii)  Shared power to vote or direct the vote:
                                   5,419,947

                             (iii) Sole power to dispose of or direct
                                   the disposition of: -0-

                             (iv) Shared power to dispose of or direct the disposition of: 5,419,947

                        Warburg Pincus & Co.
                        --------------------

                        (a) Amount beneficially owned: 5,419,947 shares of Common Stock, as of March 12, 2004.

                        (b)  Percent of Class: 17.83%

                        (c)  (i)   Sole power to vote or direct the vote: -0-

                             (ii)  Shared power to vote or direct the
                                   vote: 5,419,947

                             (iii) Sole power to dispose of or direct
                                   the disposition of: -0-

                             (iv)  Shared power to dispose of or
                                   direct the disposition of: 5,419,947

                        Warburg Pincus LLC
                        ------------------

                        (a) Amount beneficially owned: 5,419,947 shares of Common Stock, as of March 12, 2004.

                        (b)  Percent of Class: 17.83%


                               Page 6 of 10 pages

                        (c)  (i)   Sole power to vote or direct the vote: -0-

                             (ii)  Shared power to vote or direct the vote:
                                   5,419,947

                             (iii) Sole power to dispose of or direct
                                   the disposition of: -0-

                             (iv) Shared power to dispose of or direct the disposition of: 5,419,947

Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6                  Ownership of More than Five Percent on Behalf of Another
                        --------------------------------------------------------
                        Person:
                        ------

                        Not Applicable

Item 7                  Identification and Classification of the
                        ----------------------------------------
                        Subsidiary Which Acquired the Security Being
                        --------------------------------------------
                        Reported on By the Parent Holding Company:
                        -----------------------------------------

                        Not Applicable

Item 8                  Identification and Classification of Members of the
                        ---------------------------------------------------
                        Group:
                        -----

                        Not Applicable

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable

Item 10                 Certification:
                        -------------

                        By signing below the reporting persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 16, 2004

                              WARBURG, PINCUS EQUITY PARTNERS, L.P. (1)
                              By:  Warburg Pincus & Co., General Partner

                              By:  /s/ Scott A. Arenare               3/16/04
                                   ----------------------------       -------
                                   Name:  Scott A. Arenare            Date
                                   Title: Partner

                              WARBURG PINCUS & CO. (1)

                              By:  /s/ Scott A. Arenare               3/16/04
                                   ----------------------------       -------
                                   Name:  Scott A. Arenare            Date
                                   Title: Partner

                              WARBURG PINCUS LLC (1)

                              By:  /s/ Scott A. Arenare               3/16/04
                                   ----------------------------       -------
                                   Name:  Scott A. Arenare            Date
                                   Title: Member


                               Page 8 of 10 pages

                                                                       Exhibit A

Exhibit Index:

     1. Exhibit A - Joint Filing Agreement, dated as of February 7, 2002 (by and among Warburg, Pincus Equity Partners, L.P., Warburg Pincus & Co. and Warburg Pincus LLC pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of
1934) filed with the SEC with Form 13G on February 7, 2002, is incorporated by reference.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Sec. 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 9 of 10 pages